UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2019

Rush Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-20797 (Commission File Number)	74-1733016 (IRS Employer Identification No.)

555 IH-35 South, Suite 500 New Braunfels, Texas (Address of principal executive offices)		78130 (Zip Code)

Registrant’s telephone number, including area code: (830) 302-5200

Not Applicable
______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Fourth Amended and Restated Credit Agreement

On April 25, 2019, Rush Enterprises, Inc. (“Rush”) and certain of its subsidiaries (Rush and such subsidiaries collectively, the “Company”) entered into the Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) with the Lenders signatory thereto and BMO Harris Bank N.A., as Administrative Agent and Collateral Agent (the “Agent”).

Pursuant to the terms of the Credit Agreement, the Lenders have agreed to make up to $1 billion of revolving credit loans to finance the Company’s purchase of new and used vehicle inventory for sale by the Company and to finance the Company’s working capital needs. Loans to purchase used inventory are limited to $150 million and loans for working capital purposes are limited to $200 million. Each request by the Company for a borrowing must be approved by the Agent in its sole discretion. The Company is obligated to use the proceeds from the sale of inventory to repay any loan made by the Lenders to finance such inventory; provided, however, that if the Company sells vehicles and finances the purchase of such inventory by its customer, the Company may, with the consent of the Agent, delay payment of the loan associated with such inventory until the earliest of: (i) demand for payment by the Agent; (ii) receipt of payment from the customer; (iii) the date payment is due from the customer; or (iv) 120 days after the vehicle was sold (which 120 day period may be extended with the consent of Lenders holding 75% in interest of the commitments the “Required Lenders”); provided that the aggregate amount of outstanding loans on which payment has been delayed cannot exceed $85 million (which amount can be increased with the consent of the Required Lenders).

In addition, with respect to each new vehicle inventory loan that remains outstanding more than 12 months, the Company must repay: (i) 10% of the original amount of the loan on the first anniversary of the loan; (ii) 5% of the original amount of the loan on each of the 18th and 24th month anniversary of the loan; and (iii) 5% of the original amount of the loan each month after the two year anniversary of the loan. With respect to each used vehicle inventory loan that remains outstanding more than 12 months, the Company must repay: (i) 10% of the original amount of the loan on each of the 12th, 15th and 18th month anniversary of the loan; and (ii) 5% of the original amount of the loan each month after the 18th month anniversary of the loan.

The Company may voluntarily prepay: (i) inventory loans at any time, provided that after giving effect to any such prepayment, the amount by which the Total Equipment Loans exceeds the Net Equipment Loans shall not exceed $200,000,000; (ii) inventory loans to the extent reasonably necessary to increase the then-limited capacity for advances to purchase additional inventory, provided the Agent approves such prepayment; and (iii) working capital loans at any time.

Borrowings under the Credit Agreement bear interest per annum, payable monthly, at (A) the greater of (i) zero and (ii) one month LIBOR rate, determined on the last day of the prior month, plus (B) 1.25%. The Credit Agreement provides for a delinquency charge on late payments of 1.5% per month or, at the option of the Agent, 5% of the past due amount.

We have granted the Agent, for the benefit of the Lenders, a security interest in: (i) all of our present and future new and used vehicle inventory, together with all attachments, accessories, exchanges, and additions to (including replacement parts installed in or repairs to) any such inventory, and all chattel paper, documents, certificates of title, certificates of origin, general intangibles, instruments, accounts and contract rights now existing or hereafter arising with respect thereto; (ii) all of our parts inventory; (iii) all of our company vehicles that are owned and utilized by us in the normal course of business; and (iv) all cash and non-cash proceeds of any of the foregoing, including all deposit accounts and securities accounts into which such cash and non-cash proceeds have been deposited, in order to secure our obligations under the Credit Agreement.

The Credit Agreement expires June 30, 2022, although the Agent has the right to terminate the Credit Agreement at any time upon 360 days written notice. We may terminate the Credit Agreement at any time, subject to specified limited exceptions.

The Credit Agreement requires us to meet the following financial covenants as of the last day of each quarter:

●	the ratio of our consolidated total liabilities to our total net worth, each as defined in the Credit Agreement, cannot exceed 3.50:1.

●	the ratio of our consolidated adjusted EBITDAR to our consolidated fixed charges, each as defined in the Credit Agreement, for the four quarter period then ending cannot be less than 1.20:1.

●

our consolidated tangible net worth, as defined in the Credit Agreement, cannot be less than (i) $529,727,500 on or prior to December 31, 2018 and (ii) thereafter the sum of (a) the minimum consolidated tangible net worth for the prior quarter plus (b) 50% of the Company’s net income for the quarter ending March 31, 2019 and 25% of the Company’s net income with respect to each quarter thereafter (or $0 if the Company has a net loss for such quarter).

●

our consolidated net worth, as defined in the Credit Agreement, cannot be less than (i) $711,933,000 on or prior to December 31, 2018 and (ii) thereafter the sum of (a) the minimum consolidated net worth for the prior quarter plus (b) 50% of the Company’s net income for the quarter ending March 31, 2019 and 25% of the Company’s net income with respect to each quarter thereafter (or $0 if the Company has a net loss for such quarter).

If an event of default exists under the Credit Agreement, the Lenders will be able to terminate the Credit Agreement and accelerate the maturity of all outstanding loans, as well as exercise other rights and remedies. Each of the following is an event of default under the Credit Agreement:

●	failure to pay any principal, interest, fees, expenses or other amounts when due;

●	failure of any representation or warranty to be materially correct;

●	any breach of financial covenants or negative covenants or failure to deliver financial statements;

●	failure to observe any other agreement, security instrument, obligation or covenant beyond specified cure periods in certain cases;

●	default under other indebtedness in excess of $10.0 million;

●	bankruptcy or insolvency events;

●	judgments against us in excess of certain allowances;

●	any loan document or lien securing our obligations under the Credit Agreement ceases to be effective;

●

we obtain inventory financing (other than (i) for construction equipment, (ii) financing of inventory manufactured by Ford Motor Company obtained by us from Ford Motor Credit Company LLC or its affiliates and (iii) interest free financing provided by equipment manufacturers, their affiliated finance companies or other lenders that provide interest free financing pursuant to arrangements with equipment manufacturers, subject to certain conditions;

●	any collateral having a value in excess of 1% of the collateral granted to the Agent is attached;

●	a material adverse effect, as defined in the Credit Agreement, occurs;

●

any person in control of the Company is accused or alleged or charged (whether or not subsequently arraigned, indicted or convicted) by any Governmental Authority to have used any inventory in connection with the commission of any crime (other than a misdemeanor moving violation);

●	a change of control, which includes the following events:

(i)     the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934), other than Permitted Investors (as defined below), of Rush stock representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Rush stock;

(ii)     a majority of the seats on Rush’s board of directors are occupied by persons who were not directors on July 7, 2016 and were neither (i) nominated by Rush’s board of directors nor (ii) appointed by directors so nominated; or

(iii) Rush ceases, directly or indirectly, to own and control, beneficially and of record, one hundred percent (100%) of the issued and outstanding voting stock and stock equivalents of each subsidiary that is a borrower under the Credit Agreement; or

●

the occurrence of one or more ERISA Events that have had, or could reasonably be expected to result in liability which would reasonably be expected to have individually or in the aggregate, a Material Adverse Effect.

“Permitted Investors” means W. Marvin Rush, W.M. “Rusty” Rush, Robin Rush, Barbara Rush, Michael McRoberts, James Thor, Martin A. Naegelin, Scott Anderson, Derrek Weaver, Steven Keller, Corey Lowe and Rich Ryan and any other person whose stock is controlled by any one or more of the foregoing.

Rush has guaranteed the borrowers’ obligations under the Credit Agreement pursuant to a Guaranty Agreement, dated as of December 31, 2010, in favor of the Agent (the “Guaranty Agreement”).

The Credit Agreement amends and restates the $875 million Third Amended and Restated Credit Agreement, dated as of July 7, 2016, by and between the Company, BMO Harris Bank N.A., as administrative agent and collateral agent, and the lenders signatory thereto.

The foregoing description is qualified in its entirety by reference to the full text of (i) the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference, and (ii) the Guaranty Agreement, which is incorporated herein by reference to Exhibit 10.2 of Rush’s Current Report on Form 8-K (File No. 000-20797) filed January 6, 2011.

First Amendment to Working Capital Facility Credit Agreement

On April 25, 2019, the Company entered into a First Amendment to Credit Agreement (the “Amendment Agreement”) with the Lenders signatory thereto (the “ABL Lenders”) and BMO Harris Bank N.A., as Administrative Agent (the “ABL Agent”), which amended that certain Credit Agreement, dated as of March 21, 2017 among the Company, the ABL Agent and ABL Lenders, as follows:

●	The “Unused Fee Rate” was reduced from a per annum rate equal to 0.37% to a per annum rate equal to 0.20%.

●	Certain definitions and affirmative and negative covenants were amended to conform to changes made in the Fourth Amended and Restated Credit Agreement.

The foregoing description is qualified in its entirety by reference to the full text of the Amendment Agreement, which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Guaranty of Loan to Canadian Joint Venture

As previously announced, on February 25, 2019, a subsidiary of the Company purchased a 50% interest in Rush Truck Centres of Canada Limited (“RTCC”), which recently acquired the operating assets of Tallman Group, the largest international truck dealer in Canada. The Tallman Group owns the other 50% of RTCC and has granted the Company an option to purchase the remaining 50% of RTCC. The joint venture is operating Tallman Group’s network of commercial vehicle dealerships in Canada. Bank of Montreal (“BMO”) has made credit facilities available to Tallman Truck Centre Limited, a subsidiary of RTCC. In exchange for a reduced rate of interest on these credit facilities, on April 25, 2019, Rush entered into a Guaranty Agreement (the “Guaranty”) in favor of BMO guarantying up to CAN$250 million of such credit facilities (the “Guaranty Cap”), plus interest, fees and expenses. Interest, fees and expenses incurred by Bank of Montreal to enforce it rights with respect to the guaranteed obligations and its rights against Rush under the Guaranty are not subject to the Guaranty Cap.

The foregoing description is qualified in its entirety by reference to the full text of the Guaranty, which is attached as Exhibit 10.3 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above relating to the Credit Agreement and the Guaranty is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Fourth Amended and Restated Credit Agreement, dated as of April 25, 2019 by and among the Company, the Lenders signatory thereto and BMO Harris Bank N.A., as Administrative Agent and Collateral Agent.

10.2	First Amendment to Credit Agreement, dated as of April 25, 2019 by and among the Company, the Lenders signatory thereto and BMO Harris Bank N.A., as Administrative Agent.

10.3	Guaranty Agreement, dated as of April 25, 2019 between Rush and the Bank of Montreal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUSH ENTERPRISES, INC.

By:	/s/ Steven L. Keller
Steven L. Keller
Chief Financial Officer and Treasurer

Dated: May 1, 2019

EXHIBIT INDEX

Exhibit No.	Description

10.1	Fourth Amended and Restated Credit Agreement, dated as of April 25, 2019 by and among the Company, the Lenders signatory thereto and BMO Harris Bank N.A., as Administrative Agent and Collateral Agent

10.2	First Amendment to Credit Agreement, dated as of April 25, 2019 by and among the Company, the Lenders signatory thereto and BMO Harris Bank N.A., as Administrative Agent.

10.3	Guaranty Agreement, dated as of April 25, 2019 between Rush and the Bank of Montreal.